Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

FIRST QUARTER SUMMARY:

  Net sales: $505.4 million, up 1.3% year over year
  Commercial sales: up 3.8%
  Diluted earnings per share: $0.23
  Cash balance increased to $59 million, from $40 million at 12/31/12

MERRIMACK, N.H.--(BUSINESS WIRE)--May 2, 2013--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended March 31, 2013. Net sales for the first quarter of 2013 were $505.4 million, an increase of 1.3% compared to $498.8 million for the first quarter of 2012. Net income for the quarter ended March 31, 2013 was $6.1 million, or $0.23 per share, compared to net income of $5.5 million, or $0.21 per share, for the corresponding prior year quarter.

Included in the results for the quarter ended March 31, 2012 were pre-tax charges of $1.1 million related to awards granted upon the retirement of a former executive officer, as well as workforce reductions. We did not record any special charges for the first quarter of 2013. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table below immediately following the Condensed Consolidated Statements of Income. Earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $63.3 million for the twelve months ended March 31, 2013, as compared to $57.2 million for the twelve months ended March 31, 2012.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 4.6% in the quarter to $235.7 million, compared to net sales in the first quarter of 2012. Net/com sales experienced the strongest growth due to our investment in solution sales capabilities, and both notebook and desktop sales also increased year over year.
  Net sales for the Large Account segment increased by 2.8% to $186.4 million, compared to net sales in the first quarter of 2012. We continued to experience strong growth in notebook and software sales in the Large Account segment. Commercial sales, which consists of SMB and Large Account sales, increased by 3.8% from the prior year quarter.
  Net sales to government and education customers (Public Sector segment) decreased by 9.6% year over year to $83.4 million. Sales to state and local government and educational institutions increased slightly compared to last year, while sales to the federal government decreased by 29.0% year over year due to federal budget spending cuts.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 11% year over year and accounted for 19% of net sales in the first quarter of 2013, compared to 17% of net sales in the first quarter of 2012. All three segments contributed to the year-over-year sales growth in this category with Large Account achieving the largest increase of 28%. Unit sales increased by 14% year over year and offset a slight decline in average selling prices.
  Desktop/server sales decreased by 8% year over year, accounting for 15% of net sales in the first quarter of 2013 compared to 17% of net sales in the first quarter of 2012. Decreased demand for desktop/servers from our Large Account customers was partially offset by increased sales in both our SMB and Public Sector segments.
  Software sales increased by 4% year over year, accounting for 15% of net sales in the first quarter of 2013 compared to 14% in the first quarter of 2012. Strong growth in Large Account software sales was due to network management, security, and license renewals.

Overall gross profit dollars increased in the first quarter of 2013 compared to the prior year quarter. However, consolidated gross margin, as a percentage of net sales, decreased slightly to 13.2% in the first quarter of 2013 compared to 13.4% in the prior year quarter.

Total selling, general and administrative expenses increased slightly in dollars year over year, but improved as a percentage of net sales to 11.2% for the first quarter of 2013, from 11.3% for the first quarter of 2012. We are continuing to invest in solution sales capabilities and expect SG&A expenses to rise accordingly as the year progresses, however, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant positive cash flow in the quarter ended March 31, 2013. Total cash was $58.5 million compared to $39.9 million at December 31, 2012. Days sales outstanding were 40 days at March 31, 2013, and inventory was reduced by $10.0 million from December 31, 2012 levels.

“I am pleased with our performance this quarter, especially in light of the challenging environment in which we were operating. PC Connection increased sales in the commercial space by 3.8%, and continued to focus on taking market share through investments in higher value-added sales. Our healthcare vertical was a bright spot, with a 21% sales increase, and software also continued to be a solid growth area. In addition, we strengthened our balance sheet and generated positive cash flow during the quarter,” said Timothy McGrath, President and Chief Executive Officer. “We believe we have the right combination of talent, experience, and strategies to gain market share and enhance long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels and other costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012. More specifically, the statements in this release concerning the Company’s outlook for gross margin and selling, general, and administrative expenses in 2013, the Company’s anticipated product growth categories, and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, improve gross margins, increase market share, and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2013		2012
		% of		% of	%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		Net Sales		Net Sales	Change

Operating Data:
Net sales	$505,423		$498,763		1%
Diluted earnings per share	$0.23		$0.21		10%

Gross margin	13.2%		13.4%
Operating margin	2.0%		1.8%
Return on equity (1)	11.5%		11.1%

Inventory turns	26		25
Days sales outstanding	40		43

Product Mix:
Notebook/Tablet	$94,311	19%	$84,699	17%	11%
Desktop/Server	76,204	15	82,443	17	(8%)
Software	75,213	15	72,286	14	4%
Net/Com Product	50,187	10	48,351	10	4%
Video, Imaging & Sound	43,706	8	48,203	10	(9%)
Printer & Printer Supplies	37,238	7	37,171	7	0%
Storage	30,301	6	36,033	7	(16%)
Memory & System Enhancement	13,223	3	17,073	3	(23%)
Accessory/Services/Other	85,040	17	72,504	15	17%
Total Net Sales	$505,423	100%	$498,763	100%	1%

Stock Performance Indicators:
Actual shares outstanding	26,071		26,276
Total book value per share	$11.47		$10.59
Tangible book value per share	$9.37		$8.45
Closing price	$16.35		$8.22
Market capitalization	$426,261		$215,989
Pro forma trailing price/earnings ratio	13.0		7.3
LTM Adjusted EBITDA (2)	$63,291		$57,232
Adjusted market capitalization/LTM Adjusted EBITDA (3)	5.8		2.9

(1) Based on last twelve month's net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2013		2012
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$235,678	15.1%	$225,295	15.2%
Large Account	186,395	11.5	181,316	11.8
Public Sector	83,350	11.9	92,152	11.9
Total	$505,423	13.2%	$498,763	13.4%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,	2013		2012
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$505,423	100.0%	$498,763	100.0%
Cost of sales	438,585	86.8	432,152	86.6
Gross profit	66,838	13.2	66,611	13.4

Selling, general and administrative expenses	56,713	11.2	56,450	11.3
Special charges	-	-	1,135	0.3
Income from operations	10,125	2.0	9,026	1.8

Interest/other expense, net	(50)	-	46	-
Income tax provision	(3,977)	(0.8)	(3,597)	(0.7)
Net income	$6,098	1.2%	$5,475	1.1%

Earnings per common share:
Basic	$0.23		$0.21
Diluted	$0.23		$0.21

Shares used in the computation of earnings per share:
Basic	25,998		26,439
Diluted	26,272		26,586

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Three Months Ended March 31,	2013	2012
(provided for comparison of our operating results without special charges, amounts in thousands)
GAAP net income	$6,098	$5,475
Special charges (after tax)	-	681
Pro forma net income	$6,098	$6,156

Pro forma diluted earnings per common share	$0.23	$0.23

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2013	2012	% Change	2013	2012	% Change
Net income	$6,098	$5,475		$33,694	$29,768
Depreciation and amortization	1,627	1,558		6,964	6,165
Income tax expense	3,977	3,597		21,816	19,182
Interest/other expense, net	50	(46)		221	158
EBITDA	11,752	10,584		62,695	55,273
Stock-based compensation	148	1,047		596	1,666
Other special charges	-	293		-	293
Adjusted EBITDA	$11,900	$11,924	-	$63,291	$57,232	11%

(1) LTM: Last twelve months

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2013	2012
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$58,529	$39,907
Accounts receivable, net	236,282	267,310
Inventories	59,593	69,637
Prepaid expenses and other current assets	5,134	3,934
Deferred income taxes	5,250	5,250
Income taxes receivable	204	434
Total current assets	364,992	386,472
Property and equipment, net	26,546	26,104
Goodwill	51,276	51,276
Other intangibles, net	3,532	3,757
Other assets	703	714
Total Assets	$447,049	$468,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$729	$989
Accounts payable	94,609	126,110
Accrued expenses and other liabilities	27,010	22,562
Accrued payroll	12,202	13,824
Total current liabilities	134,550	163,485
Deferred income taxes	10,403	10,514
Other liabilities	3,012	3,021
Total Liabilities	147,965	177,020
Stockholders’ Equity:
Common stock	280	278
Additional paid-in capital	103,416	101,735
Retained earnings	211,369	205,271
Treasury stock at cost	(15,981)	(15,981)
Total Stockholders’ Equity	299,084	291,303
Total Liabilities and Stockholders’ Equity	$447,049	$468,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31,	2013	2012
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$6,098	$5,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,627	1,558
Provision for doubtful accounts	202	99
Deferred income taxes	(111)	1,894
Stock-based compensation expense	148	1,047
Loss on disposal of fixed assets	5	71
Income tax benefit from stock-based compensation	155	6
Excess tax benefit from exercise of stock options	(216)	-
Fair value adjustment to contingent consideration	-	10

Changes in assets and liabilities:
Accounts receivable	30,826	52,686
Inventories	10,044	14,909
Prepaid expenses and other current assets	(970)	(1,839)
Other non-current assets	11	(68)
Accounts payable	(31,605)	(19,041)
Accrued expenses and other liabilities	2,817	(1,646)
Net cash provided by operating activities	19,031	55,161

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,745)	(2,823)
Net cash used for investing activities	(1,745)	(2,823)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	-	(12,471)
Proceeds from short-term borrowings	-	7,204
Exercise of stock options	1,380	14
Excess tax benefit from exercise of stock options	216	-
Repayment of capital lease obligation to affiliate	(260)	(233)
Purchase of treasury shares	-	(1,466)
Payment of payroll taxes on stock-based compensation through shares withheld	-	(249)
Net cash provided by (used for) financing activities	1,336	(7,201)
Increase in cash and cash equivalents	18,622	45,137
Cash and cash equivalents, beginning of period	39,907	4,615
Cash and cash equivalents, end of period	$58,529	$49,752

Non-cash Investing and Financing Activities:
Accrued capital expenditures	$356	$520
Issuance of nonvested stock from treasury	-	740

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer